Exhibit 5.1

September 7, 2021

agilon health, inc.

1 World Trade Center, Suite 2000

Long Beach, CA 90831

Registration Statement on Form S-1 of

agilon health, inc.

Ladies and Gentlemen:

We have acted as special New York counsel to agilon health, inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1, as amended (the “Registration Statement”), relating to a public offering (the “Offering”) of 17,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be sold by the selling stockholders (collectively, the “Selling Stockholders”) referred to in the Registration Statement (such shares of Common Stock, together with up to 2,550,000 shares of Common Stock that may be sold by certain of the Selling Stockholders upon exercise of the underwriters’ option to purchase additional shares of Common Stock and any additional shares of Common Stock that may be registered in accordance with Rule 462(b) under the Act for sale in the Offering, the “Shares”) pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Stockholders and the representatives of the several underwriters to be named in Schedule I thereto.

In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion.

In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all

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documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents and (v) that the Shares are uncertificated and that the statements required by Section 151(f) of the General Corporation Law of the State of Delaware, as in effect on the date hereof (the “DGCL”), will be furnished in accordance with the DGCL.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable under the DGCL.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the DGCL.

Very truly yours, /s/ Debevoise & Plimpton LLP